Exhibit 99.1

Altiris Reports Third Quarter 2004 Financial Results

Company Reaffirms Full Year 2004 Guidance

SALT LAKE CITY – October 25, 2004 – Altiris, Inc. (Nasdaq: ATRS), a pioneer of IT lifecycle management solutions that reduce the total cost of owning information technology, today announced financial results for the third quarter ended September 30, 2004.

For the third quarter, the Company reported total revenue of $40.7 million, as compared to $25.4 million reported in the third quarter of 2003 and $40.0 million reported in the second quarter of 2004. Net income for the third quarter was $3.4 million, or $0.12 per diluted share, including charges of $1.3 million related to amortization of acquired intellectual property, $687,000 of amortization of intangible assets, and $153,000 stock-based compensation. This compares to net income of $3.8 million, or $0.15 per diluted share, reported in the third quarter of 2003, and net income of $3.7 million, or $0.13 per diluted share, reported in the second quarter of 2004.

On a pro forma basis, the Company reported net income of $5.2 million, or $0.19 per diluted share, for the third quarter of 2004, excluding the above-mentioned charges and applying a tax rate of 35%. This compares to pro forma net income of $3.5 million, or $0.14 per diluted share, reported in the third quarter of 2003, and pro forma net income of $5.4 million, or $0.20 per diluted share, reported in the second quarter of 2004.

“Our strong quarter is not reflected in third quarter results due to an internal systems error which delayed the shipping of license keys on orders which we received late in the third quarter,” commented Greg Butterfield, CEO of Altiris. “As a result of this technical error, which has been remedied, we will recognize $1.5 million of license revenue in the fourth quarter which would have been recognized in the third quarter had the error not occurred. For this reason, we are increasing our fourth quarter outlook and reaffirming our full year expectations.”

“Our business continued to show good momentum across key channels and with customers. We had strong sales activity through our VAR and SI channel and continued to make strides in our key OEM relationships, including our newest with Fujitsu Siemens Computers. We recently hosted three separate ManageFusion conferences in Asia Pacific as well as events in Orlando and Nice. Together, we had more than 750 customers and partners. These events were co-sponsored by HP with strong representation from Dell, Fujitsu Siemens Computers, Intel, our systems integrator partners and regional VARs. All events were successful from a lead generation and customer relationship standpoint. We had the opportunity to educate our customers with hundreds of breakout sessions and hands-on labs. In addition, we received valuable feedback about our business and products from customers and partners. “

“Importantly in the quarter, we acquired BridgeWater technologies, significantly extending our asset management capabilities and moving us closer to full network device management. This acquisition complements other recently acquired technologies from Wise Solutions and FS Logic, giving customers the opportunity to implement automated patch management processes that include quality assurance testing, application virtualization and quarantine capabilities, all important issues in the current IT management environment.”

“We continue to be focused on solving the critical needs of our customers and providing unique, cost effective solutions to meet those needs. We are winning business as a result of our unique position as a leading provider of IT lifecycle management solutions,” concluded Butterfield.

Earnings Call Information

Altiris, Inc. will broadcast a conference call discussing the company’s third quarter results on Monday, October 25, 2004 beginning at 5:00 p.m. Eastern Time. A live Webcast of the call will be available from the Investor Relations section of the company’s corporate website at http://phx.corporate-ir.net/phoenix.zhtml?c=131071&p=irol-irhome. For those unable to listen to the live Webcast, a replay of the call will also be available on the Altiris Website, or by dialing 800-405-2236 and entering passcode 11011175.

Pro Forma Financial Measures

In this earnings release and during our earnings conference call and Webcast to be broadcast on October 25, 2004 as described above, we use or plan to discuss certain pro forma financial measures, which may be considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States of America, or GAAP. A reconciliation between pro forma and GAAP measures can be found in the accompanying tables and on the Investor Relations Section of our website at www.altiris.com. We believe that, while these pro forma measures are not a substitute for GAAP results, they provide a basis for evaluating the Company’s cash requirements for ongoing operating activities. These pro forma measures have been reconciled to the nearest GAAP measure as required under SEC rules regarding the use of non-GAAP financial measures. We compute pro forma net income by adjusting GAAP net income before taxes for amortization of acquisition-related intellectual property, amortization of other acquired intangible assets such as customer lists and work force and stock-based compensation. In addition, we used a pro-forma tax rate of 35% and 38% for the third quarter of 2004 and 2003, respectively. This compares to a GAAP effective tax rate for the same quarters of 42% and 26%, respectively.

About Altiris

Altiris, Inc. is a pioneer of IT lifecycle management software that allows IT organizations to easily manage desktops, notebooks, thin clients, handhelds, industry-standard servers, and heterogeneous software including Windows, Linux and UNIX. Altiris automates and simplifies IT projects throughout the life of an asset to reduce the cost and complexity of management. Altiris client and mobile, server, and asset management solutions natively integrate via a common Web-based console and repository. For more information, visit www.altiris.com.

Note on Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including but not limited to, statements regarding positive momentum and activity with our partners and customers, our fourth quarter outlook and full year expectations, our remediation of the internal systems error, our continuing focus on solving customer needs and providing unique solutions, our business performance and market position and opportunities for growth in the fourth quarter and beyond. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ, including, but not limited to, our limited operating history and history of losses, fluctuations in our future quarterly operating results, any deterioration of our relationships with HP, Dell, Fujitsu Siemens Computers, Microsoft and other OEMs, VARs, systems integrators, and direct sales channels, our inability to compete effectively in the market, a general downturn in economic conditions, disruptions in our business and operations as a result of acquisitions, adverse changes in IT spending trends, our failure to expand our distribution channels and customer base, the length and complexity of our product sales cycle, increased competition, difficulties and delays in product development, reduced market acceptance of our products and services, unfavorable litigation results, our failure to continue to meet the sophisticated and changing needs of our customers, risks inherent in doing business internationally, our inability to ensure the effectiveness of our internal systems, and such other risks as identified in our Quarterly Report on Form 10-Q for the period ended June 30, 2004 as filed with the Securities and Exchange Commission and all subsequent filings, which contain and identify important factors that could cause the actual results to differ materially from those contained in our projections or forward-looking statements.

Altiris contact: Susan Richards Altiris Inc. 801-805-2783 srichards@altiris.com	Investor contacts: Erica Abrams, Vanessa Lehr The Blueshirt Group for Altiris 415-217-7722 erica@blueshirtgroup.com vanessa@blueshirtgroup.com

(TABLES TO FOLLOW)

###

Altiris, Inc.

Consolidated Statements of Operations

(Unaudited)

(in 000’s, except per share data)

	Three Months Ended September 30		Nine Months Ended September 30
	2004	2003	2004	2003
Revenue:
Software	$24,768	$16,598	$75,046	$44,459
Services	15,928	8,756	43,085	24,554

Total revenue	40,696	25,354	118,131	69,013

Cost of revenue:
Software	292	445	839	794
Amortization of acquired intellectual properties	1,341	169	3,409	466
Services	5,587	2,597	14,779	7,441

Total cost of revenue	7,220	3,211	19,027	8,701

Gross profit	33,476	22,143	99,104	60,312

Operating expenses:
Sales and marketing	15,921	9,677	46,361	27,004
Research and development	7,916	6,176	23,573	17,446
General and administrative	3,600	1,759	10,184	5,593
Amortization of intangible assets	687	—	2,032	41
Stock-based compensation	153	321	456	985

Total operating expenses	28,277	17,933	82,606	51,069

Income from operations	5,199	4,210	16,498	9,243

Other income, net	622	958	1,034	2,171

Income before income taxes	5,821	5,168	17,532	11,414

Provision for income taxes	(2,432)	(1,320)	(7,356)	(1,784)

Net income	$3,389	$3,848	$10,176	$9,630

Basic net income per share	$0.13	$0.16	$0.39	$0.44

Diluted net income per share	$0.12	$0.15	$0.37	$0.42

Basic shares	26,695	23,556	26,385	21,788

Diluted shares	27,840	24,976	27,591	23,063

PRO FORMA ADJUSTMENTS

GAAP income before income taxes	$5,821	$5,168	$17,532	$11,414

Add back:
Amortization of acquired intellectual properties	1,341	169	3,409	466
Amortization of intangible assets	687	—	2,032	41
Stock-based compensation	153	321	456	985

Pro forma income before income taxes	8,002	5,658	23,429	12,906

Pro forma provision for income taxes (35% and 38% in 2004 and 2003, respectively)	(2,801)	(2,150)	(8,200)	(4,904)

Pro forma net income	$5,201	$3,508	$15,229	$8,002

Pro forma net income per share:
Basic	$0.19	$0.15	$0.58	$0.37

Diluted	$0.19	$0.14	$0.55	$0.35

Shares used to compute pro forma net income per share:
Basic	26,695	23,556	26,385	21,788

Diluted	27,840	24,976	27,591	23,063

Altiris, Inc.

Consolidated Balance Sheets

(in 000’s)

	September 30, 2004	December 31, 2003
	(Unaudited)
ASSETS
Current assets:
Cash and marketable securities	$171,390	$139,031
Accounts receivable, net	31,820	23,479
Prepaid expenses and other current assets	4,459	4,131
Deferred tax asset	1,021	852

Total current assets	208,690	167,493

Property and equipment, net	5,223	4,517
Intangible assets, net	23,237	22,951
Goodwill	16,897	15,698
Other assets	131	128

Total Assets	$254,178	$210,787

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of capital lease obligations	1,009	1,008
Accounts payable	2,541	2,769
Accrued salaries and benefits	9,278	7,220
Other accrued expenses	7,800	4,172
Deferred revenue	33,488	21,620

Total current liabilities	54,116	36,789

Capital lease obligations, net of current portion	914	818
Note payable, net of current portion	—	—
Deferred tax liability, non-current	1,922	1,921
Deferred revenue, non-current	5,275	4,409

Total liabilities	62,227	43,937

Stockholders’ equity:
Common stock	3	3
Additional paid in capital	191,567	177,185
Deferred compensation	(412)	(899)
Accumulated other comprehensive income	114	58
Retained earnings (Accumulated deficit)	679	(9,497)

Total stockholders’ equity	191,951	166,850

Total liabilities and stockholders’ equity	$254,178	$210,787